UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 20, 2026

XCF GLOBAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-42687	33-4582264
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2500 CityWest Blvd. Suite 150-138 Houston, Texas	77042
(Address of principal executive offices)	(Zip Code)

(346) 630-4724

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock	SAFX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Asset Purchase and Sale Agreement

On October 20, 2026, New Rise Renewables Paramount, LLC (the “Buyer”), a Delaware limited liability company and wholly owned indirect subsidiary of XCF Global, Inc. (the “Company”), Air Products Manufacturing LLC, a Delaware limited liability company (the “Seller”), and, solely for the purpose of guaranteeing certain obligations of the Buyer, the Company and XCF Global Capital, Inc., a Nevada corporation and wholly owned subsidiary of the Company, entered into an Asset Purchase and Sale Agreement (the “Purchase Agreement”).

Under the Purchase Agreement, the Buyer will acquire the Seller's interests in a sustainable aviation fuel production facility located in Paramount, California, together with the related equipment, improvements and other specified assets. The Buyer will also assume certain liabilities arising from the ownership or operation of these assets, whether arising before, on or after closing, including environmental liabilities, subject to certain exceptions (together, the “Transaction”).

The purchase price consists of (i) $10,000,000 in cash payable at closing, subject to customary prorations and adjustments, and (ii) an additional payment with a base amount of $50,000,000, which the Buyer may prepay in whole or in part at any time until the due date below without premium or penalty. Any payment made on or prior to the date that is twenty-four (24) months after closing reduces the base amount by the amount of such payment multiplied by a specified factor that declines over time. Beginning twenty-four (24) months after closing, interest accrues on the then-outstanding amount, and any payment made after such date reduces the outstanding amount on a dollar-for-dollar basis. Final payment of the outstanding amount, together with accrued interest, is due thirty-six (36) months after closing.

The Purchase Agreement contains customary representations, warranties and covenants of the parties. Closing is subject to certain conditions, including the accuracy of the parties’ representations and warranties, the performance in all material respects of the parties’ covenants, the absence of a Material Adverse Effect (as defined in the Purchase Agreement) and the Buyer having conditionally bound a property and casualty insurance policy and an environmental liabilities insurance policy, each of which will become effective upon closing. Either party may terminate the Purchase Agreement if closing has not occurred by 5:00 p.m. (Central Time) on December 15, 2026, subject to an automatic one-time fifteen (15)-day extension if certain specified closing conditions remain unsatisfied as of such date and all other conditions to closing have been satisfied or are capable of being satisfied.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, which the Company will file as an exhibit to its Quarterly Report on Form 10-Q with respect to the quarter ended September 30, 2026.

Cautionary Note Regarding Forward-Looking Statements

This Current Report on Form 8-K contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act, including statements regarding the Transaction and the expected timing of closing. Actual results may differ materially from those expressed or implied by such statements due to risks and uncertainties, including the risk that the closing conditions are not satisfied or that the Purchase Agreement is terminated. Any forward-looking statements speak only as of the date of this Current Report on Form 8-K, and the Company undertakes no obligation to update them, except as required by law.

Item 7.01 Regulation FD Disclosure.

On October 20, 2026, the Company issued a press release announcing the entry into the Purchase Agreement. The press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in Item 7.01 and Exhibit 99.1 of this Form 8-K is being furnished, not filed. Accordingly, the information will not be incorporated by reference into any registration statement filed by the Company under the Securities Act of 1933, as amended, unless specifically identified as being incorporated by reference therein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release, dated October 20, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 23, 2026

XCF GLOBAL, INC.

	By:	/s/ Christopher Cooper
	Name:	Christopher Cooper
	Title:	Chief Executive Officer

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